As filed with the Securities and Exchange Commission on July 12, 2013.
Registration No. 333-175895
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FRESH DEL MONTE PRODUCE INC.
(Exact name of registrant as specified in its charter)

The Cayman Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Intertrust SPV (Cayman) Limited 190 Elgin Avenue George Town, Grand Cayman, KYI-9001 Cayman Islands (Address of Registrant's Principal Executive Offices)	N/A (Zip Code)
Fresh Del Monte Produce Inc.
2011 Omnibus Share Incentive Plan
(Full Title of the Plan)

Hani El-Naffy
President and Chief Operating Officer
Fresh Del Monte Produce Inc.
c/o Del Monte Fresh Produce Company
241 Sevilla Avenue, Coral Gables, FL 33134
(Name and Address of Agent for Service)

(305) 520-8400
(Telephone number, including area code, of agent for service)

With a copy to:
Douglas J. Ellis, Esq.
K&L Gates LLP
K&L Gates Center
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222
(412) 355-8375

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

Under cover of this post-effective amendment to our Form S-8 Registration Statement registering our ordinary shares for offer under the Fresh Del Monte Produce Inc. 2011 Omnibus Share Incentive Plan (File No. 333-175895) filed with the Securities and Exchange Commission on July 29, 2011 (the “Omnibus Plan S-8”), we are filing a supplement to our reoffer prospectus, which was originally filed with the Omnibus Plan S-8. In accordance with Instruction C to Form S-8, this supplement to the resale prospectus updates the list of Selling Securityholders and their respective amounts of securities eligible for resale under the resale prospectus.  Our reoffer prospectus, as supplemented herein, has been prepared pursuant to Instruction C of Form S−8, in accordance with the requirements of Part I of Form S−3 under the Securities Act of 1933, as amended, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate 3,000,000 ordinary shares, which may be issued, pursuant to the Fresh Del Monte Produce Inc. 2011 Omnibus Share Incentive Plan.

Except as specifically updated herein, the Omnibus Plan S-8 is incorporated by reference herein. References in this Registration Statement, and the prospectus which is a part hereof, to Fresh Del Monte, “we,” “our” and “us” refer to Fresh Del Monte Produce Inc. and its subsidiaries.

SUPPLEMENT TO

REOFFER PROSPECTUS

FRESH DEL MONTE PRODUCE INC.

3,000,000 ORDINARY SHARES

This supplement to the reoffer prospectus relates to the reoffer and resale from time to time of up to 3,000,000 ordinary shares (the “Shares”) of Fresh Del Monte Produce Inc. (the “Company”) that have been or may be acquired pursuant to awards granted under the Fresh Del Monte Produce Inc. 2011 Omnibus Share Incentive Plan (the “Omnibus Plan”) by certain individuals described in the Section of this prospectus entitled “Selling Securityholders” (collectively referred to as the “Selling Securityholders”), who are deemed to be our affiliates as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). This supplement and the reoffer prospectus filed with the Omnibus Plan S-8 on July 29, 2011 shall be read together and references to the "prospectus" shall be deemed to refer to the reoffer prospectus filed with the Omnibus Plan S-8, as supplemented by this supplement.

Our ordinary shares are quoted on the New York Stock Exchange under the symbol “FDP.” On June 28, 2013, the last reported closing price of our ordinary shares on the NYSE was $27.88 per share.

The securities offered hereby involve a high degree of risk. See “Risk Factors” on page 5 of the Omnibus Plan S-8, as well as the risk factors relating to our business that are incorporated by reference in this prospectus from our Annual Report on Form 10−K for the year ended December 28, 2012.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
THE OFFERING AND SALE OF PREVIOUSLY ISSUED SECURITIES
THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities discussed in the prospectus, nor have they determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 28, 2013.

You should rely only on the information contained herein, describing the securities offered hereby and on the information specifically incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of securities in any state where such offer is not permitted. You should not assume that the information contained in this prospectus or any document incorporated herein or therein by reference is accurate as of any date other than the date of this prospectus.

TABLE OF CONTENTS

SELLING SECURITYHOLDERS	1

SELLING SECURITYHOLDERS

The following table sets forth the name of the Selling Securityholders, the total number of ordinary shares beneficially owned by them as of June 28, 2013, the total number of ordinary shares offered by the Selling Securityholders and the total number and percentage of outstanding ordinary shares that will be beneficially owned by the Selling Securityholders upon completion of the offering. Since the Selling Securityholders may sell all, some or none of their ordinary shares, the table assumes that the Selling Securityholders are offering, and will sell, all of the ordinary shares to which this Prospectus relates.

If, subsequent to the date of this reoffer prospectus, we grant any further awards to any eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S−8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling securityholders.

Name of Selling Securityholder	Ordinary Shares Beneficially Owned Prior to this Offering	Ordinary Shares Being Offered, Assuming Vesting of Stock Unit Awards and Exercise of Stock Options	Ordinary Shares Beneficially Owned After Completion of this Offering, Assuming the Sale of All Ordinary Shares Offered	Percentage of Outstanding Ordinary Shares Beneficially Owned After Completion of this Offering, Assuming the Sale of All Ordinary Shares Offered
Mohammad Abu-Ghazaleh	6,314,034	423,979	5,890,055	11%
Hani El-Naffy	811,187	441,187	370,000	*
Richard Contreras	178,395	65,395	113,000	*
Bruce A. Jordan	161,527	65,395	96,132	*
Marissa R. Tenazas (1)	195,093	95,093	100,000	*
Thomas R. Young	130,093	65,093	65,000	*
Jean-Pierre Bartoli	131,395	65,395	66,000	*
Emanuel Lazopoulos	89,901	65,395	24,506	*
Paul Rice	91,395	65,395	26,000	*
Jose Antonio Yock	111,395	65,395	46,000	*
Joseph Cole	31,199	30,199	1,000	*
Youssef Zakharia	75,199	35,199	40,000	*

* Less than 0.1%
 (1) Includes shares directly and indirectly owned, which are held by spouse.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on the 12th day of July, 2013.

FRESH DEL MONTE PRODUCE INC.

By: /s/ Hani El-Naffy
Hani El-Naffy
President, Director and Chief Operating Officer

By: /s/ Richard Contreras
Richard Contreras
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

* Mohammad Abu-Ghazaleh	Chairman and Chief Executive Officer (Principal Executive Officer)	July 12, 2013

/s/ Hani El-Naffy Hani El-Naffy	President, Director and Chief Operating Officer	July 12, 2013

/s/ Richard Contreras Richard Contreras	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 12, 2013

* Salvatore H. Alfiero	Director	July 12, 2013

* Michael J. Berthelot	Director	July 12, 2013

* Edward L. Boykin	Director	July 12, 2013

* Madeleine Champion	Director	July 12, 2013

* John H. Dalton	Director	July 12, 2013

* Elias K. Hebeka	Director	July 12, 2013

* Amir Abu-Ghazaleh	Director	July 12, 2013

* By: _/s/ Hani El-Naffy
Name: Hani El-Naffy
Title: Attorney-in-Fact